Exhibit 99.1

BIOTECHNOLOGY VALUE FUND, L.P.

February 28, 2003

The Board of Directors
Corvas International
3030 Science Park Road

San Diego, CA 92121

To the Board of Directors:

As you know, Biotechnology Value Fund, L.P. and its affiliates are, collectively, the largest shareholder of Corvas, with an aggregate ownership stake of 19.8% of the outstanding common stock.  We first became a shareholder of Corvas in 1993.  Given the recently announced proposed merger with Dendreon Corp., we thought we would take this opportunity to express our views.

First, we strongly believe the proposed merger between Corvas and Dendreon is not in the best interest of Corvas shareholders and is not fair to shareholders from a financial point of view.  Since the announcement of the proposed merger, we have exercised our right to speak with a small number (less than ten) of other significant shareholders of Corvas.*  Our understanding is that, in aggregate, holders of a majority of the outstanding common shares of Corvas oppose the proposed merger with Dendreon.  Thus, we believe it is highly unlikely that Corvas shareholders will approve the proposed transaction.  We encourage you to confirm this view for yourself.  We encourage all Corvas shareholders to express their opinions publicly (or, if privately, to both Corvas and Dendreon), so that the Boards of both companies will have a fiduciary duty to conduct themselves appropriately, with knowledge that the proposed merger will not close.

Because we believe the merger will never be approved, we feel both Corvas and Dendreon would be well served by immediately and mutually canceling the executed merger agreement, without payment or penalty.  Time is of the essence.  We are extremely concerned about the ongoing erosion of Corvas’ cash value.  We call on the Board to urgently intervene to stop this bleeding which, in our opinion, has gone on far too long.

We believe Corvas shareholders should be empowered to decide for themselves how they wish to re-deploy their share of Corvas’ substantial cash balance.  Accordingly, we believe the Corvas Board should return as much cash as possible, as soon as possible, to its rightful owners—shareholders.  This could be accomplished through an immediate, tax-efficient distribution of substantially all of Corvas’ cash, net of debt, to all shareholders.  An expeditious sale or liquidation of the remaining assets could follow.  Our calculations, based on publicly available information, estimate current cash balances, net of debt, of at least $2.70 per share (more than a 50% premium over Corvas’ current stock price.)

One Sansome Street, 39th Floor	San Francisco, California 94104
Telephone: (415) 288-2395	Facsimile: (415) 288-2323

We wish to remind the Board that it has a fiduciary duty to maximize shareholder value.  We are concerned about the Board’s apparent failure to fulfill this duty, as evidenced by its support for the proposed merger with Dendreon and its failure to stop the wasting of value by Corvas.  Board members who choose to neglect or abstain from their vital responsibility are personally and individually accountable.

Sincerely,

/s/ Mark N. Lampert

Mark N. Lampert
President, BVF Inc.

*At no time have we made any solicitation of proxies with respect to any securities of the Company, nor do we intend at this time to make any such solicitation.  At all times we have acted independently and we have not formed, and do not presently intend to form, a “group” within the meaning of the applicable rules and regulations promulgated under the Securities Exchange Act of 1934, as amended.